EXHIBIT 4.17

                                AMENDMENT NO. 4
                                       TO
                                    DEBENTURE

ISSUANCE DATE                          June 20,2003
CONVERTIBLE DEBENTURE DUE              June 30,2005 (as amended)
AMOUNT                                 Up to $ 1,250,000.00 (as amended)

        This Amendment No. 4 to Debenture, dated March 2, 2005, is made by and between AccuPoll Holding Corp., a Nevada corporation ("AHI"), Dennis Vadura ("Vadura"), AccuPoll, Inc., a Delaware corporation ("API," and, together with Vadura and AHI, the "Company"), and Palisades Capital, LLC. (the "Holder").

Extension of Maturity Date:

The Maturity Date of the Debenture is hereby extended to June 30, 2005

Extension Fee:

The Company hereby acknowledges and agrees that the current principal and interest balance of the note, as of March 1,2005, is $956,046.20. The Company hereby agrees to pay the sum of $95,604 in consideration of the extension set forth above. Such amount will be added to the balance of the Debenture as of the date hereof.

Consent and Acknowledgement:

The Company, and each of them, hereby consent to, and acknowledge full force and effectiveness of this Amendment No. 4 to the Debenture. The Parties acknowledge that the holder hereof verbally agreed to waive any default as a result of the lapse of the maturity date hereof on December 31, 2004, and to negotiate an appropriate extension.

        IN WITNESS WHEREOF, the Company has duly executed this Amendment No. 3 to Debenture as of March 1, 2005.

ACCUPOLL HOLDING CORP.                 Palisades Capital, LLC
ACCUPOLL, INC.


By   /s/ Dennis Vadura                 By:
   ------------------------------         ------------------------------------
Dennis Vadura                          Name:
Chairman and CEO                            Title:


Acknowledgement and Consent:
DENNIS VADURA

/s/ DENNIS VADURA
---------------------------------
Dennis Vadura, an individual


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